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                                                                      Exhibit 11


              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                     (in thousands, except per share data)
                                  (unaudited)
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
                                                          Three Months Ended March 31,
                                                          ----------------------------
                                                              1999           1998
                                                          ------------  --------------

 Net income                                                $ 7,459         $12,480
                                                           =======         =======
 Basic:
  Weighted average number of common shares outstanding      59,301          57,217
                                                           =======         =======
  Net income per share                                     $   .13         $   .22
                                                           =======         =======
 Diluted:
  Weighted average number of common shares outstanding      59,301          57,217
  Dilutive effects of stock options                          4,758           5,442
                                                           -------         -------
  Weighted average number of common and
    common equivalent shares outstanding                    64,059          62,659
                                                           =======         =======
  Net income per share                                     $   .12         $   .20
                                                           =======         =======

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